UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2008 (January 24, 2008)
Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 Piedmont Avenue, N.E., Atlanta, GA	30308
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 659-2424
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 28, 2008, the Board of Directors of Oxford Industries, Inc. (the “Company”) appointed Mr. Clarence H. Smith to the Company’s Audit Committee.  Mr. Smith, who is President and Chief Executive Officer of Haverty Furniture Companies, Inc., has served on the Company’s Board of Directors since 2003.  Mr. Smith’s appointment fills the vacancy on the Audit Committee which resulted from the resignation of Mr. James A. Rubright from the Company’s Board of Directors on January 18, 2008, as previously disclosed by the Company in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 24, 2008.  Because Mr. Rubright’s resignation caused the Company’s Audit Committee to have only two members, on January 23, 2008, the Company notified NYSE Regulation, Inc. (the “NYSE”) that the Company was no longer compliant with Section 303A.07(a) of the New York Stock Exchange’s Listed Company Manual, which requires that a listed company have at least three members on its audit committee. On January 24, 2008, the NYSE sent a written notice to the Company that it was deficient in meeting the requirements of Section 303A.07(a).  The notice stated that the Company would be deemed noncompliant if it was not able to cure the deficiency by January 31, 2008.  Upon the appointment of Mr. Smith to the Company’s Audit Committee on January 28, 2008, the Company notified the NYSE that its Audit Committee once again had three members and that it was no longer deficient in meeting the requirements of Section 303A.07(a).  In response, the NYSE delivered a letter to the Company on January 29, 2008 acknowledging that the Company was in compliance with the corporate governance listing standards of the New York Stock Exchange.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.
January 30, 2008	/s/ Thomas E. Campbell
	Name:	Thomas E. Campbell
	Title:	Vice President